Exhibit 10.1

Moishe Gubin

2477 E. Commercial Boulevard

Fort Lauderdale, Florida 33308

September 13, 2013

OptimumBank Holdings, Inc. 2477 E. Commercial Boulevard Fort Lauderdale, Florida 33308	Mr. Joel Klein 2477 E. Commercial Boulevard Fort Lauderdale, Florida 33308

Re:	Amended and Restated Stock Purchase Agreement dated as of March 22, 2013 between OptimumBank Holdings, Inc. and Moishe Gubin (the “Purchase Agreement”)

Gentlemen:

The purpose of this letter is to set forth the agreement between OptimumBank Holdings, Inc. (the “Company”), Moishe Gubin (“Mr. Gubin”) and Joel Klein (“Mr. Klein”) with respect to: (i) the amendment of the Purchase Agreement to reflect the assignment of the right to purchase 83,333 shares of the Company’s common stock under the Purchase Agreement from Mr. Gubin to Mr. Klein; and (ii) the agreement of Mr. Klein to purchase the 83,333 shares promptly after the execution of this letter agreement. In particular, we have agreed as follows:

1. Definitions. Capitalized terms used in this letter agreement have the meanings assigned to them in the Purchase Agreement, unless otherwise defined in this letter.

2. Certain Acknowledgments. The parties hereby acknowledge the following:

(a) The Company and Mr. Gubin have entered into Purchase Agreement pursuant to which Mr. Gubin agreed to purchase 1,833,333 shares of Common Stock for the price of $1.20 per share.

(b) The purchase of Shares by Mr. Gubin pursuant to the terms of the Purchase Agreement has been delayed by the continuing processing the regulatory applications filed by Mr. Gubin with the applicable federal and state banking regulators with respect to the purchase.

(c) Mr. Klein, who serves as a director of the Company, has agreed to purchase a portion of the shares under the Purchase Agreement in order to provide the Company with additional working capital.

OptimumBank Holdings, Inc., and

Mr. Joel Klein

September 13, 2013

3. Assignment of Purchase Rights.

(a) Mr. Gubin hereby assigns to Mr. Klein the right to purchase 83,333 Shares under the terms of the Purchase Agreement. Mr. Klein hereby assumes the obligation to purchase such Shares, and agrees to complete the purchase promptly after the date of this letter agreement. Additionally, Mr. Klein hereby confirms that all of the representations and warranties specified in Section 6 of the Agreement, to the extent that such representations and warranties relate to Mr. Klein’s purchase of the shares, are deemed to be made by Mr. Klein to the Company. The Company hereby consents to the assignment.

(b) Mr. Klein specifically acknowledges and agrees that:

(i) The Shares have not been registered under the Securities Act or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and such applicable state securities laws or unless an exemption from such registration is available.

(ii) He has no contract, understanding, agreement or arrangement with any person to sell or transfer or pledge to such person or anyone else any of the Shares for which he hereby subscribes (in whole or in part); and he has no present plans to enter into any such contract, undertaking, agreement or arrangement.

4. Ratification of Agreement. Except as amended by the terms of this letter, all of the terms and conditions of the Purchase Agreement are hereby ratified, confirmed and approved.

[Signature Page Follows]

OptimumBank Holdings, Inc., and

Mr. Joel Klein

September 13, 2013

If this letter accurately sets forth our agreement, please execute this letter in the space provided below and return a copy to the undersigned.

Sincerely yours,

/s/ Moishe Gubin

Agreed and Accepted:

OptimumBank Holdings, Inc.

By: /s/ Thomas Procelli

Thomas Procelli, Chief Operating Officer

/s/ Joel Klein

Joel Klein